Effective May 18, 2015, the non fundamental investment policy relating to foreign currency exposure was revised for the PIMCO
RAE Fundamental Advantage PLUS Fund, PIMCO RAE Fundamental PLUS
EMG Fund, PIMCO RAE Fundamental PLUS Fund, PIMCO RAE Fundamental PLUS International Fund, PIMCO RAE Fundamental PLUS Small Fund, PIMCO RAE Low Volatility PLUS EMG Fund, PIMCO RAE Low Volatility PLUS Fund, PIMCO RAE Low Volatility PLUS International Fund, PIMCO RAE Worldwide Fundamental Advantage PLUS Fund, PIMCO StocksPLUS Absolute Return Fund, PIMCO StocksPLUS International Fund (Unhedged), PIMCO StocksPLUS International Fund
(U.S. Dollar Hedged), PIMCO StocksPLUS Short Fund, PIMCO
StocksPLUS Small Fund and PIMCO RAE Worldwide Long/Short PLUS Fund. These changes were made to: (i) increase the current limitation on foreign currency exposure from 20% to 35% of each Funds total assets; (ii) impose a limitation on exposure to each non U.S. currency of 10% of each Funds total assets; and (iii) impose a limitation on aggregate U.S. dollar exposure from transactions or instruments that reference the relative return of a non U.S. currency or currencies as compared to the U.S. dollar of 20% of each Funds total assets. The sticker filing describing these changes is available here:
http://www.sec.gov/Archives/edgar/data/810893/000119312515192074/
d924424d497.htm.

Effective September 1, 2015, changes were made to certain non fundamental investment policies of certain Funds. With respect to the PIMCO Municipal Bond Fund, PIMCO California Municipal Bond
Fund and PIMCO New York Municipal Bond Fund, changes were made to:
(i) increase the amount each Fund is permitted to invest in non investment grade securities from 10% of each Funds total assets to 20% of each Funds total assets; and (ii) revise the minimum credit rating to Caa within the non investment grade securities limitation. With respect to the PIMCO California Intermediate Municipal Bond Fund, PIMCO California Municipal Bond Fund, PIMCO
High Yield Municipal Bond Fund, PIMCO Municipal Bond Fund, PIMCO National Intermediate Municipal Bond Fund and PIMCO New York
Municipal Bond Fund, changes were made to adjust each Funds duration guideline. The sticker filing describing these changes is available here: http://www.sec.gov/Archives/edgar/data/810893/000119312515297597
/d42890d497.htm.